UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4040 Campbell Avenue

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 9, 2015, Nevro Corp. (the “Company”) appointed Doug Alleavitch, age 54, Vice President, Quality and Operations and as an executive officer of the Company. Prior to joining the Company and since October 2009, Mr. Alleavitch served as Vice President, Operations and Quality Assurance at AEGEA Medical, Inc., a medical device company, where he oversaw the manufacture of and quality assurance procedures for AEGEA Medical. From August 2007 to September 2009, Mr. Alleavitch served first as Senior Director, Manufacturing and later as Vice President, Operations at AngioScore, Inc., a medical device company, where he oversaw AngioScore’s production, supply chain management and manufacturing engineering. From February 2002 to July 2007, Mr. Alleavitch served first as Director, Quality Assurance and later as Director, Operations at Boston Scientific, a medical device company. Mr. Alleavitch received a B.S. in Chemical Engineering from Cornell University, an M.S. in Industrial Engineering and an M.B.A. from the University of Illinois and an M.S. in Chemical Engineering from the Illinois Institute of Technology.

Pursuant to an offer letter between Mr. Alleavitch and the Company, Mr. Alleavitch will receive an annual base salary of $291,000 and a one-time signing bonus in the amount of $20,000, less applicable withholdings. Mr. Alleavitch is also eligible to receive an annual incentive bonus targeted at 40% of his annual base salary to be awarded based on the achievement of certain corporate and individual goals established by our Compensation Committee, and certain other benefits.

Additionally, the Company has agreed to grant Mr. Alleavitch a stock option to purchase 36,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock as listed on The New York Stock Exchange on the date of grant, which is expected to be April 10, 2015, pursuant to the Company’s 2014 Equity Incentive Award Plan. The option grant shall vest as to 25% of the shares upon the one-year anniversary of Mr. Alleavitch’s start date and 1/48th of the shares subject to the grant will vest on each successive month following the one-year anniversary of Mr. Alleavitch’s start date, subject to Mr. Alleavitch’s continued service to the Company, until vested in full on the fourth anniversary of Mr. Alleavitch’s start date.

The Company also entered into its standard form change in control severance agreement with Mr. Alleavitch on terms consistent with its agreements with its non-CEO executive officers. The agreement provides that, in the event Mr. Alleavitch’s employment is terminated by the Company other than for “cause” (as defined therein) or Mr. Alleavitch experiences a “constructive termination” (as defined therein), Mr. Alleavitch will receive as severance six months of base salary in a single cash lump sum payment and six months of COBRA reimbursement; provided, that if the termination or resignation occurs within the period commencing three months prior to a “change in control” (as defined therein) and ending 12 months after a change in control, the severance will consist of 12 months of base salary paid in a single cash lump sum, 100% of Mr. Alleavitch’s target bonus paid in a single cash lump sum, 12 months of COBRA reimbursement and full vesting acceleration for each stock option and other equity award held by Mr. Alleavitch. Mr. Alleavitch must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

Mr. Alleavitch and the Company also intend to enter into the Company’s standard form of indemnification agreement.

The foregoing description of the material terms of the offer letter is qualified in its entirety by the full terms of the offer letter filed herewith as Exhibit 10.1. The foregoing description of the material terms of the change in control severance agreement is qualified in its entirety by the full terms of the form of change in control severance agreement filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-199156).

Effective as of April 30, 2015, Balakrishnan Shankar, the Company’s former Vice President, Operations, is leaving the Company to pursue other interests.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: April 9, 2015	By:	/s/ Andrew H. Galligan
Andrew H. Galligan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated as of March 30, 2015, by and between Nevro Corp. and Doug Alleavitch.